THE LAW OFFICES OF

THOMAS C. COOK, LTD.

ATTORNEY AND COUNSELOR AT LAW

1980 FESTIVAL PLAZA DRIVE, SUITE 530

LAS VEGAS, NEVADA 89135

(702) 524-9151

tccesq@aol.com

October 11, 2019

Michael Gillespie & Associates, PLLC

10544 Alton Ave. NE

Seattle, Washington 98125

Re:	Genesys Industries, Inc. (the "Company")
Financial statements for the year ending June 30, 2019 Gentlemen:

We have been requested by a letter dated October 11, 2019 from Genesys Industries, Inc. (the "Company"), to provide you with certain information relating to the Company in connection with your examination of their accounts as of June 30, 2019 and as of the date of this letter.

While this firm represents the Company on a regular basis, our engagement has been confined to matters specifically referred to us by the Company.

In preparing this response, our procedures have been limited to making inquiries addressed to the present recollection of lawyers currently with this firm who, according to our records, have performed legal services for the Company. These lawyers include those members of the firm who would normally have responsibility for any pertinent matter with respect to which we have been employed by the Company. We .assume no responsibility for, and do not represent that we have made, a review of our files or inquiry of any persons other than such lawyers or any investigation other than such inquiries of such lawyers.

Pending or Threatened Litigation

We are not aware of any information concerning any pending or threatened litigation, claims or assessments involving the Company.

Unasserted Claims and Assessments

We concur with the representations contained in the audit inquiry letter, a copy of which is attached hereto and incorporated herein.

Other Matters

The information set forth herein is as of the date of this letter except as otherwise noted, and we assume no obligation to advise you of changes which may be brought to our attention hereafter.

This response is limited by, and in accordance with, the ABA Statement of Policy regarding Lawyers' Responses to Auditors' Requests for Information (December 1975); without limiting the generality of the foregoing, the limitations set forth in such Statement on the scope and use of this response (Paragraphs 2 and 7) are specifically incorporated herein by reference, and any description herein and any "loss contingencies" is qualified in its entirety by Paragraph 5 of the Statement and the accompanying Commentary (which is an integral part of the Statement). Pursuant to the Company's request, this will confirm as correct the Company's understanding as set forth in its audit inquiry to us that whenever, in the course of performing legal services for the Company with respect to a matter recognized to involve an unasserted possible claim or assessment which may call for financial statement disclosure, we have formed a professional conclusion that the Company must disclose or consider disclosure concerning such possible claim or assessment, we, as a matter of professional responsibility to the Company, will so advise the Company and will consult with the Company concerning the questions of such disclosure and the applicable requirements of ASC 450, Accounting for Contingencies.

Further, as of October 11, 2019, the Company is not indebted to this firm for its services.

Sincerly,

/s/ Thomas C. Cook
Thomas C. Cook, Esq.

Cc: Genesys Industries, Inc.

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